Exhibit 5.2

DLA Piper LLP (US) 1251 Avenue of Americas New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

[•], 2024

Rezolve AI Limited

3rd Floor, 80 New Bond Street

London

W1S 1SB

United Kingdom

Re:	Rezolve AI Limited

Ladies and Gentlemen:

We have acted as special New York counsel to Rezolve AI Limited, a private limited company incorporated under the laws of England and Wales (to be re-registered as a public limited company prior to completion of the Merger (as defined below) (the “Company”), in connection with the Registration Statement on Form F-4 (File No. 333-272751) (the “Registration Statement”) and the related proxy statement/prospectus filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the Business Combination Agreement, dated as of December 17, 2021, as amended on November 10, 2022 and further amended and restated pursuant to the terms of an amendment and restatement deed dated June 16, 2023 (and as may be amended from time to time, the “Business Combination Agreement”), by and among Armada Acquisition Corp. I, a Delaware corporation (“Armada”), Rezolve Limited, a private limited company organized under the laws of England and Wales (“Rezolve Limited”), the Company, and Rezolve Merger Sub, Inc., a Delaware corporation (“Rezolve Merger Sub”), providing for among other things, (i) a pre-Closing demerger (the “Pre-Closing Demerger”) of Rezolve Limited pursuant to UK legislation under which part of Rezolve Limited’s business and assets (as described in the Registration Statement) are to be transferred to the Company in exchange for the issue by the Company of shares of the same classes as in Rezolve Limited for distribution among the original shareholders of Rezolve Limited in proportion to their holdings of shares of each class in Rezolve Limited as at immediately prior to the Pre-Closing Demerger, following which the Company will assume or reissue Rezolve Limited secured convertible notes and, thereafter, Rezolve Limited will be wound up; (ii) the proposed merger of Armada with and into Rezolve Merger Sub, with Armada continuing as the surviving entity (the “Merger”), such that after completion of the Merger, Armada will become a wholly owned subsidiary of the Company; and (iii) the loan by Armada of all of its remaining cash in the Trust Account (as defined in the Registration Statement) to the Company in exchange for a promissory note.

The Registration Statement provides for the registration of certain securities of the Company, including 7,499,994 warrants (the “Warrants”) to be issued by virtue of the Merger, with each Warrant exercisable to purchase one ordinary share of the Company, par value £0.0001 per share, of the Company (each, an “Ordinary Share”) at an issue price of $11.50 per Ordinary Share. At the date and time that the Merger becomes effective in accordance with the Business Combination Agreement (the “Armada Merger Effective Time”), Armada’s issued and outstanding warrants (the “Armada Warrants”) to acquire shares of common stock of Armada, par value $0.0001 per share (the “Armada Common Stock”) outstanding

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[•], 2024

immediately prior to the Armada Merger Effective Time will cease to be a warrant with respect to Armada Common Stock and will be converted into one Warrant of the Company. The Armada Warrants are governed by the terms of that certain Warrant Agreement, dated as of August 12, 2021, by and Armada and Continental Stock Transfer & Trust Company, a New York corporation, which will be amended by that certain Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) in the form included as Annex D to the joint proxy statement/prospectus included in the Registration Statement, to be entered into by and among Armada, the Company and Computershare Investor Services PLC (the “Warrant Agent”). Upon the execution and delivery of the Warrant Assumption Agreement, the obligations of Armada under the Armada Warrant Agreement will be assumed by the Company under the Warrant Assumption Agreement and the Warrants will thereafter be governed by a Warrant Agreement (the “Warrant Agreement”), to be entered into by and among the Company and the Warrant Agent to be effective as of the Armada Merger Effective Time. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Warrants.

As such counsel, we have examined the Registration Statement, including the joint proxy statement/prospectus included therein, the Business Combination Agreement, the Armada Warrant Agreement, the Warrant Assumption Agreement, and the Warrant Agreement (each as or in the forms filed with the Registration Statement) and considered such questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies. Various matters concerning the laws of England and Wales are addressed in the opinion of Taylor Wessing LLP, which will be separately filed as Exhibit 5.1 to the Registration Statement. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed that the legal conclusions relating to such matters are correct.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. In addition, we express no opinion as to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) the creation, validity, attachment, perfection, or priority of any lien or security interest; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) provisions for exclusivity, election or cumulation of rights or

Rezolve AI Limited

[•], 2024

remedies; (i) provisions authorizing or validating conclusive or discretionary determinations; (j) grants of setoff rights; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; or (m) the severability, if invalid, of provisions to the foregoing effect.

The opinion stated below also assumes that all of the following will have occurred prior to the issuance of the Warrants: (i) the Registration Statement as finally amended (including all necessary post-effective amendments) will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (ii) the transactions to be consummated pursuant to the Business Combination Agreement prior to the issuance of the Warrants will have been consummated, including the Pre-Closing Demerger; (iii) any and all consents, approvals and authorizations from the applicable English, the State of Delaware and other governmental and regulatory authorities required to authorize and permit the Pre-Closing Demerger and the Merger will have been obtained; (iv) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; (v) the legal competence of all signatories to such documents; and (vi) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, certificates, documents, agreements and instruments we have reviewed.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, when the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and have been issued by the Company in the manner contemplated by the Business Combination Agreement, the Warrant Assumption Agreement and the Warrant Agreement, the Warrants will be the valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Agreement.

We have assumed (a) that the Warrants, the Warrant Assumption Agreement and the Warrant Agreement have been or will be duly authorized, validly executed (including, without limitation, via DocuSign eSignature or similar technology) and delivered by the parties thereto, (b) that the Warrants constitute valid and legally binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with their respective terms, (c) that the status of the Warrants as valid and legally binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities, (d) that the Warrants have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and (e) that the Warrants have been issued by the Company in the manner contemplated by the Warrant Agreement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after the date that the Registration Statement becomes effective.

Very truly yours,

DLA Piper LLP (US)